EXHIBIT 99.2

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES ANNOUNCES REDEMPTION OF ALL OF ITS OUTSTANDING 7.75% SENIOR NOTES DUE NOVEMBER 1, 2013

New York, NY, August 2, 2012 — The Estée Lauder Companies Inc. (NYSE: EL) today called for redemption all of its outstanding 7.75% Senior Notes due 2013.  As of today, the aggregate outstanding principal amount of the Notes is $230,146,000.

The redemption date will be September 4, 2012. The redemption price will be the greater of (1) 100% of the principal amount of the Notes or (2) the sum of the present value of the remaining scheduled payments of principal and interest on the Notes, discounted to the date of redemption, as described in the Notes, using a reference treasury rate plus 50 basis points. In either case, accrued and unpaid interest will also be included in the redemption price.

On and after the redemption date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holder of the Notes will cease to exist, except for the right to receive the redemption price, without interest thereon.

The Notes were issued pursuant to an Indenture dated November 5, 1999 (the “Indenture”), between the Company and U.S. Bank Trust National Association, as successor in interest to State Street Bank and Trust Company, N.A., as trustee.

The notice of redemption containing information required by the terms of the Indenture was sent to registered holders of the Notes today. Notes are to be surrendered to U.S. Bank Trust National Association, as trustee and paying agent, in exchange for payment of the redemption price on the redemption date as set forth in the notice.

About The Estée Lauder Companies Inc.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble,

Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox and Ermenegildo Zegna.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com. Information contained on the Company’s website does not constitute part of this press release.